Exhibit 10.1
CONFIDENTIAL
Retirement Agreement between Donald E. Merz and National Dentex Corporation
It is agreed between the parties that Donald E. Merz is voluntarily retiring from National Dentex effective January 1, 2008.
Mr. Merz will consult for National Dentex Corporation for a one year period by providing consulting services to the CEO and/or the Board of Directors of National Dentex and will be compensated at a rate of $100,000, $50,000 of which will be paid on January 15, 2008 and $50,000 to be paid on July 15, 2008.
Mr. Merz and his wife, Joan Merz, will have a continuation of Medical Benefits as follows:
Mr. and Mrs. Merz are both currently signed up for Medicare A. They will, within the appropriate timeframe, sign up for Medicare B.
Mr. and Mrs. Merz will apply for the Blue Cross Blue Shield Medex of Massachusetts Group Plan. National Dentex Corporation agrees that it will reimburse Mr. and Mrs. Merz for the premiums associated with Medicare B for the rest of their lives and National Dentex will pay the premiums for the Blue Cross Blue Shield of Massachusetts Group Medex Plan for the rest of their lives.
This Agreement is binding upon any successors to National Dentex Corporation.

Agreed and Accepted:	Agreed and Accepted:

/s/ David L. Brown	/s/ Donald E. Merz

National Dentex Corporation
By: David L. Brown	Donald E. Merz
President and Chief Executive Officer

Dated: 1/2/08	Dated: 1/2/08